Exhibit 10.6

I.A.17

Contract No. MA-13784

RESTATED TITLE XI RESERVE FUND
AND FINANCIAL AGREEMENT

THIS RESTATED TITLE XI RESERVE FUND AND FINANCIAL AGREEMENT, dated as of and effective as of December       , 2003 (this “Financial Agreement”), among K-SEA TRANSPORTATION PARTNERS L.P., a Delaware limited partnership (“K-Sea LP”), K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“K-Sea OLP”, and collectively with K-Sea LP, the “Partnerships” and each a “Partnership”), and the UNITED STATES OF AMERICA (the “United States”), represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the “Secretary”), pursuant to Title XI of the Act.

RECITALS

1.             K-Sea Transportation LLC, a Delaware limited liability company (“K-Sea LLC”), EW Holding Corp., a New York corporation (“EW Holding”), K-Sea Transportation Corp., a New York corporation (“K-Sea Transportation”), and K-Sea Acquisition Corp., a Delaware corporation (“K-Sea Acquisition”, and collectively with K-Sea LLC, EW Holding and K-Sea Transportation, the “Original K-Sea Entities”), are parties to that certain Title XI Reserve Fund and Financial Agreement, Contract No. MA-13784, dated June 7, 2002, as amended by Amendment  No. 1 to Title XI Reserve Fund and Financial Agreement dated June 27, 2003, by and among the Original K-Sea Entities and the Secretary (as so amended by such Amendment No. 1, the “Original Financial Agreement”).

2.             K-Sea LLC and EW Holding have previously authorized the issuance of obligations designated “United States Government Guaranteed Ship Financing Obligations, K-Sea Series 2002-1, 2002-2, 2002-3 and 2002-4” (the “Obligations”) in an aggregate principal amount of Forty Million Four Hundred Forty-One Thousand United States Dollars ($40,441,000) to finance a portion of the cost of construction of DBL 101, O.N. 1119760, DBL 81, O.N. 1132231, DBL 82, O.N. 1137538, and Hull No. 422, to be known as DBL 102 (the “Vessels” and each, a “Vessel”).

3.             With the Secretary’s consent and in connection with the initial public offering of common units representing limited partner interests in K-Sea LP on the date hereof and all transactions and agreements contemplated or incidental thereto, including the execution of the Contribution and Assumption Agreement dated as of December     , 2003 (the “Contribution Agreement”) by and among K-Sea Investors L.P., a Delaware limited partnership, the Original K-Sea Entities and the Partnerships and the performance of the terms set forth in the Contribution Agreement (collectively, the “MLP Transaction”), by assumption, merger and operation of law K-Sea LP and K-Sea OLP simultaneously herewith have succeeded to substantially all of the interests and obligations of the Original K-Sea Entities including, without limitation, the Obligations, the documents and instruments referenced in the Secretary’s action dated December     , 2003 by the Secretary with respect to the MLP Transaction (the “Secretary’s Consent”), and the Vessels.

4.             The parties hereto desire to amend and restate the Original Financial Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

I.              Assumption and Consent

1.             Assumption of Original Financial Agreement

The Partnerships, jointly and severally, hereby expressly assume all of the respective former, present and future obligations, duties, right, title and interest of the Original K-Sea Entities in and to the Original Financial Agreement, as amended and restated hereby, together with all documents and instruments evidencing any such obligations, duties, right, title and interest thereto, and the Partnerships expressly agree, jointly and severally, specifically to perform all of the respective agreements and obligations of the Original K-Sea Entities under the Original Financial Agreement as amended and restated hereby.

2.             Secretary’s Consent

The United States, acting through the Secretary, (i) having by the Secretary’s Consent acknowledged, consented and agreed to the MLP Transaction, (ii) having by the Secretary’s Consent acknowledged, consented and agreed that the Partnerships and their direct and indirect subsidiaries, together with each of the

Original K-Sea Entities, may enter into such documents, agreements or instruments that are reasonably related to the MLP Transaction, and (iii) having granted all consents necessary to be obtained under the Title XI Financing, including without limitation, its consent as required under Section 8(a)(7) of the Original Financial Agreement, hereby (a) releases each of the Original K-Sea Entities from the Original Financial Agreement, and (b) agrees that from and after the date hereof the Original Financial Agreement shall be superseded in all respects by this Financial Agreement.

II.            Amendments and Restatement.

The Original Financial Agreement is hereby amended and restated in its entirety as follows:

SECTION 1.  (a) Granting Clause.    Each Partnership hereby sells, grants, conveys, mortgages, assigns, transfers, pledges, confirms and sets over to the Secretary a continuing security interest in all of such Partnership’s right, title and interest in and to (1) the Title XI Reserve Fund, and (2) all sums, moneys, securities, and proceeds thereof currently on deposit, or hereafter deposited, in the Title XI Reserve Fund.

(b)  Rules of Interpretation and Definitions.  For all purposes of this Financial Agreement, unless otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein shall have the meaning specified in Schedule X to the Security Agreement, Contract No. MA-13781, dated June 7, 2002 by and among K-Sea LLC, EW Holding and the Secretary, as amended by Security Agreement Amendment No. 1 dated as of June 27, 2003, and Security Agreement Amendment No. 2 dated as of June 27, 2003, and as further assumed, amended and restated by the Restated Security Agreement dated as of the date hereof (the “Security Agreement”),

SECTION 2.  Title XI Reserve Fund.  (a)  The Secretary has established a Deposit Fund with the U.S. Department of Treasury pursuant to Section 1109 of the Act and in accordance with the terms and conditions of the Depository Agreement (herein called the “Title XI Reserve Fund”).

(b)(1)  Within one hundred and five (105) days after the end of each fiscal year of K-Sea LP (each, a “Fiscal Year”), K-Sea LP shall compute the consolidated net income of K-Sea LP, K-Sea OLP and their respective consolidated subsidiaries (the “Consolidated Group”) attributable to the operation of the Vessels (“Title XI Reserve Fund Net Income”).  This computation requires the multiplication of the Consolidated Group’s Adjusted Net Income After Taxes by a fraction with a numerator composed of the total original capitalized cost of the Vessels (prorated if any such Vessel has been operated for a period of less than a full year) and a denominator composed of the total original capitalized cost of the Consolidated Group’s fixed assets.  “Adjusted Net Income After Taxes”, for the purposes hereof, shall mean consolidated net income after taxes computed in accordance with generally accepted accounting principles, adjusted as follows:

(A)          The depreciation expense applicable to the accounting year shall be added back;

(B)           There shall be subtracted an amount equal to the required major maintenance (shipyard) expenditures actually paid by the Consolidated Group during the year, to the extent such expenditures have not already been expensed by the Consolidated Group for financial reporting purposes;

(C)           There shall be subtracted an amount equal to the principal amount of debt required to be paid or redeemed, and actually paid or redeemed by the Consolidated Group during the year; and the principal amount of Obligations Retired or Paid, prepaid or redeemed, in excess of the required Redemptions or payments which may be used by the Consolidated Group as a credit against future required Redemptions or other required payments with respect to the Obligations, but excluding payments from the Title XI Reserve Fund and the Title XI Escrow Fund.

(2)           Promptly after the computation of the Title XI Reserve Fund Net Income by the Consolidated Group:

(A)          For each Vessel owned by the Consolidated Group, then from the Title XI Reserve Fund Net Income for such Vessel there shall be deducted, annually, an amount (pro rated for a period of less than a full Fiscal Year) which is ten percent (10%) of the Consolidated Group’s aggregate original equity investment in such Vessel, as specified in Attachment A;

(B)           The Partnerships shall, unless otherwise approved by the Secretary in writing, transmit to the Secretary for the Secretary’s prompt deposit into the Title XI Reserve Fund an amount equal to fifty percent (50%) of the balance of the Title XI Reserve Fund Net Income remaining after the above deductions;

(C)           Irrespective of the Partnerships’ deposit requirements for the Title XI Reserve Fund, the Partnerships shall not be required to make any deposits in the Title XI Reserve Fund if (i) the Obligations and the related Secretary’s Note with respect to the Vessels shall have been satisfied and discharged and if the Partnerships shall have paid or caused to be paid all other sums secured under the Security Agreement or the Mortgage, (ii) all of the Guarantees on the Outstanding Obligations shall have been terminated pursuant to the Security Agreement, or (iii) the amount (including any securities at current market value) in the Title XI Reserve Fund is equal to, or in excess of fifty percent (50%) of the principal amount of the Outstanding Obligations of each Series;

(D)          The Partnerships shall deliver to the Secretary at the time of each deposit for the Title XI Reserve Fund pursuant to Section 2(b)(2)(B), and any deposits required under the Security Agreement, a statement of an independent certified public accountant (who may be the regular auditors for either of the Partnerships) stating that such deposit has been computed in accordance with Section 2(b)(2)(B), (and the Security Agreement, if applicable) and showing the pertinent calculations;

(E)           In addition, the Partnerships shall deliver to the Secretary, within one hundred and five (105) days after the end of each Fiscal Year of the Partnerships, a statement by such certified public accountant stating (i) the total amount of all deposits which were required to be so deposited into the Title XI Reserve Fund for such Fiscal Year (and showing the pertinent calculations), or (ii) that no such deposit was required to be made for such Fiscal Year (and showing the pertinent calculations) and that at the end of such Fiscal Year no adjustments pursuant to Section 2(b)(2)(F) were required to be made (and, if such adjustments were required to be made, stating the reasons therefor);

(F)           The computation of all deposits required by this Section 2 shall be made on the basis of information available to the Partnerships at the time of each such deposit.  Each such deposit shall be subject to adjustments from time to time in the event and to the extent that the same would be required or permitted by mistakes or omissions, additional information becoming available to the Partnerships, or judicial or administrative determinations made subsequent to the making of such deposits.

(3)           Notwithstanding the foregoing, the Partnerships shall not be required to make any deposits into the Title XI Reserve Fund if the income of the Vessels (which would cause such deposit under Section 2(b)(2) above) is earned during the Partnerships’ Fiscal Year at the end of which the Partnerships are in compliance with the financial requirements indicated in Section 8(b)(i), (ii) and (iii) hereof.

SECTION 3.  Withdrawals from the Title XI Reserve Fund.  (a)  From time to time, moneys in the Title XI Reserve Fund shall be subject to withdrawal by delivery by K-Sea LP to the Secretary of a Request for Payment (specifying the Person or Persons to be paid and the amount of such payment) executed by K-Sea LP, together with an Officer’s Certificate of K-Sea LP stating the reasons and purpose for the withdrawal.

(b)           If the Secretary approves the Request, the Secretary shall promptly withdraw the moneys from the applicable Deposit Fund and make payment in accordance with the terms of the Request.

(c)           Withdrawals of Additional Deposits (as defined in Section 6 below) shall be made in accordance with the terms of Section 6 below.

SECTION 4.  Termination of the Title XI Reserve Fund.

(a)           The Title XI Reserve Fund shall terminate at such time as the Secretary’s Note shall have been satisfied and discharged and the Partnerships shall have paid or caused to be paid all sums secured under the Security Agreement and the Mortgage.

(b)           Upon the termination of the Title XI Reserve Fund, pursuant to Section 4(a), the moneys remaining in the Title XI Reserve Fund shall be subject to withdrawal and payment into the general funds of K-Sea LP.

(c)           Upon payment by the Secretary to the Indenture Trustee of the Guarantees pursuant to the Indenture, the Title XI Reserve Fund shall be terminated and the balance remaining in the Title XI Reserve Fund shall be paid to the Secretary and the Partnerships as determined by the Secretary.

(d)           Any withdrawal from the Title XI Reserve Fund pursuant to this Section 4 shall not effect a discharge of or diminish any obligations of the Partnerships under the Security Agreement, Mortgage or any other agreement as the case may be except to the extent that the amount withdrawn is applied to payments required to be made by the Partnerships under the Security Agreement, Mortgage or any other agreement.

SECTION 5.  Eligible Investments; Form of Deposits.  (a)  Moneys in the Title XI Reserve Fund shall be invested by the Secretary in direct obligations of  the United States or any agency of the United States (“Eligible Investments”).

(b)           In any case where either Partnership is required to deposit or redeposit sums into the Title XI Reserve Fund, such Partnership shall make the required deposit in cash.

(c)           Cash held in the Title XI Reserve Fund will be held by the U.S. Department of Treasury pursuant to the terms and conditions of the Depository Agreement.

SECTION 6.  Additional Availability of Funds.  (a)  On the date hereof and, unless otherwise provided in this Section 6, throughout the duration of the term of the Obligations, the Partnerships shall cause to be issued and maintained in favor of the Secretary funds in the aggregate sum of Eight Million Dollars ($8,000,000) (the “Additional Availability of Funds”), in the form of one or more Letters of Credit and/or additional cash deposits to the Title XI Reserve Fund (such additional cash deposits defined as “Additional Deposits”).  All Letters of Credit delivered from time to time to the Secretary in partial or full satisfaction of this Section 6(a) shall meet the requirements of Section 6(a)(5) below.  The Partnerships agree that the Additional Availability of Funds in the form of Letters of Credit and/or the Additional Deposits shall not be in lieu of any other deposits, in whole or in part, that the Partnerships are required to make into the Title XI Reserve Fund in accordance with the terms hereof or any other document providing security for the Title XI Financing.  The Partnerships shall have thirty (30) days after receiving written notice from the Secretary of any inadequacy of the Additional Availability of Funds to provide additional Letters of Credit and/or Additional Deposits to maintain an aggregate sum of Eight Million Dollars ($8,000,000).  To the extent that at any time the Additional Availability of Funds, including the Letters of Credit, Additional Deposits, other deposits and any accrued earnings thereon, but excluding Obligations Deposits made in accordance with Section 6(b) below, exceeds Eight Million Dollars ($8,000,000), the Secretary shall approve any Request by K-Sea LP to withdraw from Additional Deposits an amount equal to or less than such excess amount.  The following provisions also shall apply to the Additional Availability of Funds:

(1)           The cash amounts of the Additional Deposits shall at all times be maintained at a minimum of One Million Five Hundred Eighteen Thousand Eight Hundred Seventy-Five Dollars ($1,518,875), which amount is on deposit currently in the Title XI Reserve Fund.  At the sole discretion of the Partnerships, from time-to-time the cash amount of the Additional Deposits may be increased with a corresponding decrease in the drawable amount of the Letters of Credit, but at all times the Additional Deposits shall not be less than One Million Five Hundred Eighteen Thousand Eight Hundred Seventy-Five Dollars ($1,518,875);

(2)           The Additional Deposits are subject to a first security interest in favor of the Secretary in accordance with the terms hereof;

(3)           The Secretary agrees that the Secretary shall not draw on any Letter of Credit or withdraw any Additional Deposits unless (i) there shall have occurred and be continuing a Payment Default or (ii) the circumstances set forth in the next following sentence occur.  Within not less than thirty (30) days prior to the expiration of any Letter of Credit, unless an outstanding Letter of Credit is replaced by Additional Deposits or a new Letter of Credit meeting the requirements hereof for Additional Availability of Funds, the Secretary shall be entitled to draw down such expiring Letter of Credit and deposit the proceeds thereof in the Title XI Reserve Fund as Additional Deposits.  The Secretary shall agree to any increase or decrease in the amount of the Letter of Credit, if and when K-Sea LP makes such Request, to the extent that the Partnerships shall have otherwise satisfied the requirements hereunder with respect to the Additional Availability of Funds.  Except as specifically otherwise set forth in this Section 6(a)(3), any amounts drawn under a Letter of Credit or withdrawn from Additional Deposits shall be applied by the Secretary in accordance with the terms of Section 6.05 of the Security Agreement;

(4)           The Partnerships agree that if, for whatever reason, the aggregate Additional Availability of Funds is less than Two Million Dollars ($2,000,000), then the Partnerships shall refinance the Outstanding Obligations; and

(5)           Any Letter of Credit delivered to the Secretary under this Section 6 shall (i) be issued in accordance with the terms of the International Standby Practices (ISP 98) issued by the International Chamber of Commerce, as the same may be amended from time-to-time, and (ii) be issued by KeyBank or another bank or financial institution reasonably satisfactory to the Secretary.  In addition to the criteria described in the preceding sentence, all Letters of Credit shall be satisfactory in form and substance to the Secretary.

(b)           In addition to the Additional Availability of Funds, on the first Business Day of each month the Partnerships agree to make a deposit (the “Obligations Deposit”) to the Title XI Reserve Fund in the amount of one-sixth (1/6) of the amount of the next semi-annual payment of principal and interest due respecting the Obligations.  The Partnerships shall be entitled to request, and the Secretary shall give its written consent to, the timely withdrawal of the Obligations Deposit to make the next due payment of principal of, and interest on, the Obligations to assure timely semi-annual payments of the Obligations without reducing the Additional Availability of Funds below Eight Million Dollars ($8,000,000).

SECTION 7.  Additional Mortgage.  (a)  K-Sea OLP agrees to and shall execute the Additional Mortgage (as defined in Attachment A) in favor of the Secretary as collateral to secure the obligations of the Partnerships hereunder and under the other Documents.  The Partnerships and the Secretary agree that:

(1)           The Additional Mortgage, as originally executed, shall cover the Additional Vessels (as defined in Attachment A) with an aggregate Orderly Liquidation Value equal to or exceeding Ten Million Dollars ($10,000,000);

(2)           The Additional Mortgage may be supplemented from time to time, and the Secretary shall provide its consent as mortgagee when requested, to replace, remove or otherwise change any Additional Vessel covered under the Additional Mortgage with a different vessel or vessels that satisfy the requirements of Additional Vessel as set forth in the definition of Additional Vessel in Attachment A herein, provided, that, the aggregate Orderly Liquidation Value of the Additional Vessels under the Additional Mortgage, as supplemented, equals or exceeds Ten Million Dollars ($10,000,000); and

(3)           The Additional Mortgage shall terminate upon the fifth anniversary of its execution date if, at the time of such fifth anniversary, there is no breach of any covenants under Section 8 herein and there is no Default under the Security Agreement that is continuing.

SECTION 8.  Financial Requirements of the Partnerships.  (a)  Primary Covenants.  K-Sea OLP shall not be restricted from making distributions to K-Sea LP.  Subject to the provisions of Section 8(b), K-Sea LP may, at any time, make any distribution of the Consolidated Group’s Available Cash (as defined in Attachment A), provided, that, upon the event of any of (i) through (iv) below, no distributions of Available Cash shall be permitted unless the Secretary provides its written consent for such distributions of Available Cash:

(i)            The occurrence of an event that with time or notice would become a  Payment Default;

(ii)           The occurrence and continuance of a Security Default (if not cured within the period of time permissible for such Security Default as set forth in the Security Agreement);

(iii)          Either Partnership becomes insolvent or  bankrupt, or has dissolved or shall, by a court of competent jurisdiction, be adjudged a bankrupt, or files a petition of reorganization under the United States Bankruptcy Code, or such petition be filed by creditors and the same shall be approved by a court of competent jurisdiction; or

(iv)          If K-Sea LP, during any calendar year, will have incurred indebtedness exceeding Five Million Dollars ($5,000,000) for the purposes of making distributions.

K-Sea LP shall not without the Secretary’s prior written consent:

(1)           Except as set forth in the Secretary’s Consent, enter or permit any member of the Consolidated Group to enter into any service, management or operating agreement for the operation of the Vessels (excluding husbanding type agreements), or appoint or designate a managing or operating agent for the operation of the Vessels (excluding husbanding agents) unless approved by the Secretary;

(2)           Except as set forth in the Secretary’s Consent and except as permitted in subsection 8(a)(6) below:  (A) sell, mortgage, transfer, lease or demise charter, or permit any member of the Consolidated Group to sell, mortgage, transfer, lease or demise charter, any Vessel or any assets related to the Security or the Increased Security to any non Related Party, or (B) sell, mortgage, transfer, lease or demise charter, or permit any member of the Consolidated Group to sell, mortgage, transfer, lease or demise charter, any Vessel or any assets related to the Security or the Increased Security to a Related Party, unless in either case such transaction is (i) at a fair market value as determined by an independent appraiser acceptable to the Secretary, and (ii) a total cash transaction or, in the case of demise charter or lease, the charter payments are cash payments; provided, however, that this subsection 8(a)(2) shall not apply to any sale, lease or disposition of any asset (excluding any Vessel) in the ordinary course of business if such asset has a fair market value of less than $1,000,000;

(3)           Enter or permit any member of the Consolidated Group to enter into any agreement for both (A) sale and (B) leaseback of the same assets so sold unless the proceeds from such sale are at least equal to the fair market value of the property sold;

(4)           Guarantee or permit any member of the Consolidated Group to guarantee, or otherwise become liable for the obligations of any Person (other than its direct or indirectly wholly owned subsidiaries), except in respect of any undertakings as to the fees and expenses of the Indenture Trustee, except endorsement for deposit of checks and other negotiable instruments acquired in the ordinary course of business and except as otherwise permitted in Section 8(b);

(5)           Directly or indirectly embark or permit any member of the Consolidated Group to embark on any new enterprise or business activity not directly connected with the business of waterborne transportation or other activity in which any member of the Consolidated Group are actively engaged;

(6)           Except as set forth in the Secretary’s Consent, enter or permit any member of the Consolidated Group to enter into any merger or consolidation or convey, sell, demise charter, or otherwise transfer, or dispose of any portion of its properties or assets (any and all of which acts are encompassed within the words “sale” or “sold” as used herein), provided that, any member of the Consolidated Group shall not be deemed to have sold such properties or assets if (A) the Net Book Value (defined as the original book value of an asset less depreciation calculated on a straight line basis over its useful life) of the aggregate of all the assets sold by the Consolidated Group during any period of twelve (12) consecutive calendar months does not exceed ten percent (10%) of the total Net Book Value of all of the Consolidated Group’s assets (the assets which are the basis for the calculation of the ten percent (10%) of the Net Book Value are those indicated on the most recent audited annual financial statement required to be submitted pursuant to Section 9 hereof prior to the date of the sale); and (B) the Consolidated Group retains the proceeds of the sale of such assets for use in accordance with the Consolidated Group’s regular business activities.  Notwithstanding any other provision of this subsection, the Consolidated Group may not consummate any such sale without the Secretary’s prior written consent if the Consolidated Group has not, prior to the time of such sale, submitted to the Secretary the financial statement described in clause (A) of this subsection, and any attempt to consummate a sale absent such approval shall be null and void ab initio.  Notwithstanding any other provision of this Financial Agreement, the Consolidated Group may demise charter its vessels other than the Vessels so long as such demise charters (a) have terms and conditions, including charter rates, consistent with the market for such charters, (b) are for periods of less than five years, and (c) are each with a citizen of the United States as such is defined in 46 CFR 221-3.  In addition, the Consolidated Group may not have more than fifty percent (50%) of the vessels in its fleet operate pursuant to demise charters; and

(b)           Supplemental Covenants.  Unless, (i) on the last day of the most recent Fiscal Year quarter for which financial statements are provided in compliance with

Section 9 hereof, the Consolidated Group’s Fixed Charge Coverage Ratio (as defined in Attachment A hereto) is at least 3.0 : 1.0 (ii) after giving effect to such transaction or transactions, the Consolidated Group’s Long Term Debt does not exceed the Consolidated Group’s Net Worth, and (iii) after giving effect to such transaction or transactions, the Consolidated Group’s Net Worth is at least the amount specified in Attachment A hereto, except as approved in the Secretary’s Consent, the Partnerships shall not, without the Secretary’s prior written consent:

(1)           Withdraw any capital;

(2)           Redeem any partnership interest or convert any of the same into debt;

(3)           Except as permitted by Section 8(a), make any distribution respecting any partnership interest;

(4)           Make any loan or advance (except advances to cover current expenses of any member of the Consolidated Group), either directly or indirectly, to (x) any partner or shareholder of any member of the Consolidated Group, or (y) any director, officer, or employee of the Consolidated Group or any Related Party or (z) to any Related Party;

(5)           Make any investments in the securities of any Related Party;

(6)           Prepay in whole or in part any indebtedness to (x) any partner or shareholder of any member of the Consolidated Group, or (y) any director, officer or employee of the Consolidated Group or any Related Party or (z) to any Related Party;

(7)           Increase any direct employee compensation (as hereinafter defined) paid to any employee in excess of One Hundred Thousand United States Dollars ($100,000) per annum; nor increase any direct employee compensation which is already in excess of One Hundred Thousand United States Dollars ($100,000) per annum; nor initially employ or re-employ any person at a direct employee compensation rate in excess of One Hundred Thousand United States Dollars ($100,000) per annum; provided, however, that beginning with January 1, 2000, the One Hundred Thousand United States Dollars ($100,000) limit may be increased annually based on the previous year’s closing CPI-U (Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics). For the purpose of this section the term “direct employee compensation” is the total amount of any wage, salary, bonus, commission, or other form of direct payment to any employee from all companies with guarantees under Title XI of the Act as reported to the

Internal Revenue Service for any Fiscal Year; provided, however, that direct employee compensation shall not include any dividend or distribution by any member of the Consolidated Group to its partners or shareholders generally;

(8)           Acquire any fixed assets other than those required for the maintenance of the Consolidated Group’s existing assets, including the normal maintenance and operation of any vessel or vessels owned or chartered by the Consolidated Group;

(9)           Either enter into or become liable (directly or indirectly) under charters and leases (having a term of six months or more) for the payment of charter hire and rent on all such charters and leases which have annual payments aggregating in excess of Five Hundred Thousand United States Dollars ($500,000);

(10)         Pay any indebtedness subordinated to the Obligations or to any other Title XI obligations;

(11)         Create, assume, incur, or in any manner become liable for any indebtedness, except current liabilities, short term loans or revolving credit lines, incurred or assumed in the ordinary course of the waterborne transportation business of the Consolidated Group including, without limitation, the Participation and Loan and Security Agreement  dated December       , 2003 (the “Revolving Credit Facility”) by and among K-Sea OLP, KeyBank and CIT; provided, however, that notwithstanding the foregoing, the Consolidated Group may incur new long-term indebtedness not guaranteed by the Secretary pursuant to Title XI (“Non-Title XI Long-Term Debt”), provided such new Non-Title XI Long-Term Debt does not cause the total Long Term Debt to Net Worth ratio of the Consolidated Group to exceed 1:1 and does not cause the Consolidated Group to fail to comply with any of the financial tests under Section 8(b)(i) through (iii);

(12)         Make any investment, whether by acquisition of stock or indebtedness, or by loan, advance, transfer of property, capital contribution, guarantee of indebtedness or otherwise, in any Person, other than obligations of the United States, bank deposits or investments in securities of the character permitted for moneys in the Title XI Reserve Fund;

(13)         Create, assume, permit or suffer to exist or continue any mortgage, lien, charge or encumbrance upon, or pledge of, or subject to the prior payment of any indebtedness, any of its property or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired, or own or acquire, or agree to acquire, title to any property of any kind subject to or upon a chattel mortgage or conditional sales agreement or other title retention agreement, except (i) loans, mortgages and indebtedness guaranteed by the Secretary under Title XI of the Act or related to the construction of a vessel approved for Title XI by the Secretary, (ii) liens incurred in the ordinary course of the waterborne transportation business of the Consolidated Group, and (iii) mortgages, liens, charges, encumbrances or pledges granted to secure the Revolving Credit Facility and any new Non-Title XI Long-Term Debt permitted pursuant to Section 8(b)(11) above, provided, however, that no such mortgages, liens, charges, encumbrances or pledges shall encumber the Secretary’s Increased Security.

SECTION 9.  Reporting Requirements.  (a)  K-Sea LP shall furnish to the Secretary, in duplicate, (1) within one hundred and five (105) days after the end of each Fiscal Year, commencing with the first Fiscal Year ending after the date of the date hereof, the Audited Financial Statements of the Consolidated  Group including cash flow statement, balance sheet and income statement for such Fiscal Year along with a completed M.A. Form 172 or such other form approved by the Secretary, and (2) within ninety (90) days after the expiration of each quarterly period of the Consolidated  Group’s Fiscal Year commencing with the first such quarterly period ending after the date hereof, the Consolidated  Group’s quarterly financial statements including cash flow statement, balance sheet and income statement for such quarterly period together with a completed M.A. Form 172 or such other form approved by the Secretary for such quarterly period together with an Officer’s Certificate of K-Sea LP certifying as to the accuracy of such quarterly statements.  During any period when either Partnership is in bankruptcy, K-Sea LP shall furnish to the Secretary, within thirty (30) days after the first of each month commencing with the first such monthly period ending after the date of such Partnership’s bankruptcy, the Consolidated Group’s monthly financial statements including cash flow statement, balance sheet and income statement for such monthly period, together with a completed M.A. Form 172 or such other form approved by the Secretary for such monthly period along with an Officer’s Certificate of K-Sea LP certifying as to the accuracy of such monthly financial statement.

(b)           Together with the Audited Financial Statements and quarterly financial statements delivered in accordance with the terms of Section 9(a), K-Sea LP shall furnish to the Secretary, an Officer’s Certificate dated as of the same date stating (x) whether or not the Partnerships are in default in the performance of or in default in the compliance with any covenant, agreement or condition contained herein or in the Mortgage or the Security Agreement and if so, specifying each such default and stating the nature thereof and (y) confirming that the Partnerships are in compliance with the financial covenants of Section 8(b) hereof and, if not, stating the nature of the non-compliance and showing the pertinent calculations.

(c)           K-Sea LP shall furnish to the Secretary, within ninety (90) days after a change in the distribution of the Consolidated Group’s Available Cash (as defined in Attachment A), a written notice of such change, which may be in the form of a copy of an 8-K filing with the U.S. Securities and Exchange Commission that relates to such change, together with an Officer’s Certificate of K-Sea LP certifying as to the accuracy of such change.

SECTION 10.  Qualifying Financial Requirements of the Partnership and Collateral Assurance.         Immediately after the consummation of the MLP Transaction, the Consolidated  Group shall meet the requirements with respect to Fixed Charge Coverage Ratio , Net Worth and Long Term Debt as set forth in Section 8(b)(i), (ii) and (iii) above.  If at any time the Partnerships are not in compliance with the requirements with respect to Fixed Charge Coverage Ratio, Net Worth and Long Term Debt as set forth in Section 8(b)(i), (ii) and (iii) above based on the Consolidated  Group’s Audited Financial Statements, at the Partnerships’ expense, the Secretary may conduct an annual inspection of the Vessels during the period of such non-compliance.  Any inspection shall be on reasonable notice to the Partnerships and shall not interfere with the operation of any Vessel.

SECTION 11.  Fund in Lieu of Title XI Reserve Fund. In the event any Vessel is subject to a capital construction fund established by the Partnerships, as provided in Section 607 of the Act, whether interim or permanent (herein called the “Capital Construction Fund”), at any time when deposits would otherwise be required to be made into the Title XI Reserve Fund in accordance with the terms of Section 2 hereof, and the Partnerships elect to deposit such funds into the Capital Construction Fund, then the Partnerships shall enter into an agreement satisfactory in form and substance to the Secretary to the effect that (a) the Capital Construction Fund and all assets so deposited therein shall be and constitute security to the United States in lieu of the Title XI Reserve Fund as described in Section 2 hereof, and the deposit requirements of Section 2 of this Financial Agreement shall be deemed satisfied by deposits of equal amounts in the Capital Construction Fund and (b) the Partnerships and the Secretary may execute such further agreements or documents and take such other actions as may be deemed necessary by the Secretary to perfect the pledge of the security of the Capital Construction Fund.

SECTION 12.  Notices.      Except as otherwise provided in this Financial Agreement, notices, requests, directions, instructions, waivers, approvals or other communication may be made or delivered in person or by registered or certified mail, postage prepaid, addressed to the party as provided below, or to such other address as such party may hereafter specify in a written notice to the other parties named herein, and all notices or other communications shall be in writing so addressed and shall be effective upon receipt by the addressee thereof:

The Secretary as:	SECRETARY OF TRANSPORTATION
c/o Maritime Administrator
Maritime Administration
400 Seventh Street, S.W.
Washington, D.C. 20590

The Partnerships as:	K-Sea Transportation Partners L.P.
K-Sea Operating Partnership L.P.
3245 Richmond Terrace
Staten Island, NY 10303
Attn: Chief Financial Officer

SECTION 13.  Amendments and Supplements.             No agreement shall be effective to amend, supplement, or discharge in whole or in part this Financial Agreement unless such agreement is in writing signed by the parties hereto.  Any amendments, additions, deletions, substitutions or other changes not made in accordance with this provision shall be invalid and of no effect.

SECTION 14.  Counterparts.             This Financial Agreement may be executed in any number of counterparts.  All such counterparts shall be deemed to be originals, and shall together constitute but one and the same instrument.

SECTION 15.  GOVERNING LAW.  THIS FINANCIAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA, BUT IF THEY ARE INAPPLICABLE, THEN IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA.

[signatures on next page]

IN WITNESS WHEREOF, this Restated Title XI Reserve Fund and Financial Agreement has been executed by the parties hereto as of the day and year first above written.

K-SEA TRANSPORTATION
PARTNERS L.P., by its general partner
K-Sea General Partner L.P., by its general partner K-Sea General Partner GP LLC

By:
Attest:	Name:
Title:

K-SEA OPERATING PARTNERSHIP L.P.,
by its general partner K-Sea OLP GP, LLC

By:
Attest:	Name:
Title:

UNITED STATES OF AMERICA
SECRETARY OF TRANSPORTATION

MARITIME ADMINISTRATOR

By:
Attest:	Assistant Secretary
Maritime Administration

ATTACHMENT A TO

RESTATED TITLE XI RESERVE FUND

AND FINANCIAL AGREEMENT

(Contract No. MA - 13784)

1.               This Financial Agreement shall apply to the following Vessels: (a) DBL 101, O.N. 1119760, (b) DBL 81, O.N. 1132231, (c) DBL 82, O.N. 1137538, and (d) Hull No. 422, to be known as DBL 102.

2.               The Partnerships’ aggregate original equity investment for use in Section 2 for:

(a)  DBL 101, O.N. 1119760 is One Million Five Hundred Fifty-Eight Thousand Five Hundred Thirty-Five United States Dollars ($1,558,535);

(b)  DBL 81, O.N. 1132231 is One Million Three Hundred Seventy-Six Thousand Two Hundred Thirty-Two United States Dollars ($1,376,232);

(c)  DBL 82, O.N. 1137538 is One Million Three Hundred Thirty-Nine Thousand Nine Hundred Sixty-One United States Dollars ($1,339,961); and

(d) Hull Number 422 (to be known as DBL 102) is One Million Five Hundred and Four Thousand Eight Hundred Eighty-Eight United States Dollars ($1,504,888).

3.               Definitions

“Additional Mortgage” means the first preferred fleet mortgage covering the  Additional Vessels, Contract No. MA-[        ], granted by K-Sea OLP to the Secretary, as originally executed, amended, modified or supplemented.

“Additional Vessel” means any of, and “Additional Vessels” means all of, the vessels, at any point in time, owned by K-Sea OLP, excluding the Vessels, that are subject to the Additional Mortgage; such Additional Vessels may be replaced, removed or otherwise changed from time to time in accordance with the Additional Mortgage and Section 7 of this Financial Agreement.

“Available Cash” as used in Section 8(a) means as follows: with respect to any Quarter ending prior to the Liquidation Date: (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less (b) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject and (iii) provide funds for distributions under Section 6.4 or 6.5 of the K-Sea Partnership Agreement in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

“Common Unit” means any class or series of equity interest in K-Sea LP representing a fractional part of the interest of all limited partners and their assignees, and having the rights and obligations specified with respect to Common Units in the K-Sea LP Partnership Agreement.

“Cumulative Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together with Common Unit Arrearage as to a Common Unit sold in the initial public offering of Common Units for each of the Quarters within the subordination period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) of the K-Sea LP Partnership Agreement, and the second sentence of Section 6.5 of the K-Sea LP Partnership Agreement, with respect to a Common Unit sold in the initial public offering of Common Units (including any distributions to be made in respect of the last of such Quarters).

“EBITDA” means net income before income taxes plus interest expense plus depreciation and amortization expense, all as shown on the Consolidated

Group’s most recent financial statements provided in compliance with Section 9 hereof.

“Fixed Charge Coverage Ratio” as used in Section 8(b) means a fraction whereby the numerator is EBITDA less shipyard expenditures for the previous 12 months; and the denominator comprises regularly scheduled payments of Long Term Debt and interest thereon plus the current portion of minimum rental payments under operating leases, for the previous 12 months.  For all periods prior to the MLP Closing Date which may be included in the calculation of this ratio, all amounts used in the numerator and denominator shall be, those of the Original K-Sea Entities on a consolidated basis, except that payments of Long Term Debt and interest thereon shall exclude all amounts related to debt obligations which were repaid with proceeds from the initial public offering of limited partner interests in K-Sea LP.

“General Partner” means K-Sea General Partner L.P., a Delaware limited partnership, and its successors and permitted assigns as general partner of K-Sea LP.

“Group Member” means a member of the Partnership Group.

“K-Sea LP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of K-Sea LP, as amended, supplemented or restated, from time to time.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of K-Sea LP of the type described in clauses (a) and (b) of the first sentence of Section 12.2 of the K-Sea LP Partnership Agreement, the date on which the applicable time period during which the holders of outstanding units have the right to elect to reconstitute K-Sea LP and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of K-Sea LP, the date on which such event occurs.

“Minimum Quarterly Distribution” means $0.50 per unit per Quarter (or with respect to the period commencing on the MLP Closing Date and ending on December 31, 2003, it means the product of $0.50 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and 6.9 of the K-Sea LP Partnership Agreement.

“MLP Closing Date” means the first date on which Common Units are sold by K-Sea LP in connection with the MLP Transaction.

“Orderly Liquidation Value” means, with respect to any Vessel, the net proceeds anticipated at a sale other than a forced sale upon foreclosure.

“Partnership Group” means K-Sea LP, K-Sea OLP and any direct or indirect subsidiary of any such entity, treated as a single consolidated entity.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal-quarter after the MLP Closing Date, the portion of such fiscal quarter after the MLP Closing Date, of K-Sea LP.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to K-Sea LP’s partners made pursuant to a credit facility or other arrangement to the extent all such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the initial offering and sale of Common Units to the public is consummated, the 12-month period beginning on the MLP Closing Date) for an economically meaningful period of time.

4.               The Consolidated Group’s initial Net Worth for use in Section 8(b) is $110,000,000.00 as of the date hereof and in each succeeding Fiscal Year shall be at least ninety percent (90%) of the Consolidated Group’s Net Worth as of the last day of the immediately preceding Fiscal Year, as set forth in the Audited Financial Statements of the Consolidated Group.  The Consolidated Group’s Net Worth for purposes of Section 8(b) hereof shall not be lower than $90,000,000.00.